EXHIBIT 99

FIRST PACTRUST BANCORP, INC.

FOR IMMEDIATE RELEASE
November 12, 2002

Contact:
Hans Ganz, President and CEO
Phone: (619) 691-1519

FIRST PACTRUST BANCORP, INC. ANNOUNCES
3rd QUARTER EARNINGS

Chula Vista, CA – November 12, 2002 – (NASDAQ – FPTB) – First PacTrust Bancorp, Inc., the holding company for Pacific Trust Bank, announced earnings of $712,000 for the quarter ended September 30, 2002 compared to $453,000 for the prior year quarter. Earnings year-to-date totaled $1.9 million after the completion of an initial public offering on August 22, 2002. Earnings per share of $.07 was reported for the period ended September 30, 2002 and was calculated since August 22, 2002, the date of conversion.

Net interest income for the quarter ended September 30, 2002 totaled $3.5 million compared to $2.3 million for the prior year quarter. The increase in net interest income was primarily a result of an increase in the net interest margin by 42 basis points during the period to 3.64% from 3.22%. The net interest spread remained relatively stable. The increase in the margin was largely due to an increase in the balance of interest-earning assets as well as the decrease in the cost of funds exceeding the decrease in the yield on earning assets as interest rates continued to decrease.

Noninterest income decreased to $250,000 for the quarter ended September 30, 2002 from $258,000 in the prior year quarter. The decrease was primarily a result of a decrease in customer service fees on deposit accounts and small decreases in various other income accounts.

Noninterest expense increased to $2.2 million for the quarter ended September 30, 2002 from $1.8 million in the prior year quarter. The increase was primarily a result of increased occupancy and equipment expense, increased data processing expense and increased compensation and benefits expense. The increase in occupancy and equipment expense was the result of a new branch opening in March 2002 and the relocation of an existing branch in April 2002. Compensation and benefits increased due to expenses incurred related to the establishment of the ESOP plan, cost of living wage increases and staffing increases related to the new branch opening. Data processing expense increased due primarily to increased volume in both loans and deposits.

Total assets increased by $98.4 million, or 31.7%, to $408.5 million at September 30, 2002 from $310.1 million at December 31, 2001. The increase reflected growth in cash and cash equivalents, loans receivable, and securities available-for -sale, funded by net proceeds of $56.7 million raised from the initial public offering as well as an increase in deposits and additional advances from the Federal Home Loan Bank.

Stockholders’ equity increased $59.0 million to $87.7 million at September 30, 2002 from $28.7 million at December 31, 2001. The increase for the nine months ended was a result of $56.7 million of net capital raised in the initial public offering as discussed above, net income earned for the nine months of $1.9 million and an increase in the unrealized gain on available-for-sale securities net of tax.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with eight branches serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

FIRST PACTRUST BANCORP, INC.
SELECTED FINANCIAL INFORMATION

	September 30, 2002	December 31, 2001
	(In thousands)
Selected Financial Condition Data
Total assets	$408,465	$310,076
Cash and cash equivalents	19,217	18,003
Loans receivable, net	350,518	257,216
Securities	19,008	13,661
Deposits	277,961	251,954
Advances from Federal Home Loan Bank	41,000	28,000
Stockholders’ equity	87,675	28,721

	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
	(In thousands)
Selected Operations Data
Total interest income	$5,691	$5,389	$15,947	$16,729
Total interest expense	2,227	3,071	6,253	9,169

Net interest income	3,464	2,318	9,694	7,560
Provision for loan losses	269	14	708	68

Net interest income after provision for loan losses	3,195	2,304	8,986	7,492
Noninterest income	250	258	739	775
Noninterest expense	2,206	1,782	6,521	5,413

Income before taxes	1,239	780	3,204	2,854
Income tax provision	527	327	1,318	1,196

Net income	$712	$453	$1,886	$1,658

Earnings per share*
Basic and diluted	$.07	N/A	.07	N/A

	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
Selected Financial Ratios (1)
Return on average assets	.67%	.59%	.65%	.72%
Return on average equity	4.74	6.44	6.33	7.96
Net interest margin	3.64	3.22	3.68	3.53
Net interest spread	3.40	3.00	3.55	3.29
General and administrative expenses to average assets	1.06	1.06	1.06	1.09
Efficiency ratio	59.40	69.18	62.50	64.94

	As of September 30, 2002	As of September 30, 2001
Non-performing assets to total assets	.01%	.01%
Equity to assets	21.46	9.26
Number of shares outstanding	5,290,000	N/A

(1)	All applicable quarterly and nine-month ratios reflect annualized figures.